                                                                     EXHIBIT 3.1


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         CHAPARRAL NETWORK STORAGE, INC,
                     (FORMERLY CHAPARRAL TECHNOLOGIES, INC.)
                  (ORIGINALLY INCORPORATED ON JANUARY 22, 1998)


    Chaparral Network Storage, Inc, a Delaware corporation, hereby certifies that the Amended and Restated Certificate of Incorporation of the corporation attached hereto as Exhibit "A", which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented, has been duly adopted by the corporation's Board of Directors and stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the Corporation's stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

    On the effective date of this Amended and Restated Certificate of Incorporation of the corporation, every two shares of the corporation's common stock, $.001 par value, outstanding immediately prior to such time shall, without any action on the part of the respective holders thereof, be reclassified into one share of common stock, $.001 par value.

    IN WITNESS WHEREOF, said corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its by duly authorized officer this 15th day of October, 1999.


CHAPARRAL NETWORK STORAGE, INC.



By: /s/ Gary L. Allison
   -------------------------------------
Gary L. Allison, Chief Executive Officer




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                                   EXHIBIT "A"

                              ---------------------

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                          -----------------------------


                                    ARTICLE I

         The name of the corporation is Chaparral Network Storage, Inc.


                                   ARTICLE II

    The address of the registered office of the corporation in the State of Delaware is 1313 N. Market Street, City of Wilmington, County of New Castle. The name of its registered agent at that address is The Company Corporation.

                                   ARTICLE III

    The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

    The corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock," both of which shall have $0.001 par value per share. The number of shares of Common Stock authorized to be issued is 52,000,000 shares. The number of shares of Preferred Stock authorized to be issued is 29,140,200 shares, 18,600,000 of which are designated as "Series A Preferred Stock," 5,540,200 of which are designated as "Series B Preferred Stock" and 5,000,000 shares of which are designated as "Series C Preferred Stock."

                                    ARTICLE V

    The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation.

    Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                   ARTICLE VI

    The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute, by this Certificate of Incorporation or by the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation.

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                                   ARTICLE VII

    To the fullest extent permitted by the Delaware General Corporation Law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

    Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

                                  ARTICLE VIII

    The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and the Common Stock are as follows:

    1. DEFINITIONS. For purposes of this Article VIII, the following definitions apply:

         1.1 "BOARD" shall mean the Board of Directors of the Company.

         1.2 "COMPANY" shall mean this corporation.

         1.3 "COMMON STOCK" shall mean the Common Stock, $0.001 par value per share, of the Company.

         1.4 "COMMON STOCK DIVIDEND" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

         1.5 "DISTRIBUTION" shall mean the transfer of cash or property by the Company to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Company's stock). A Permitted Repurchase (defined below) is not a Distribution.

         1.6 "DIVIDEND RATE" shall mean $0.008 per share per annum for the Series A Preferred Stock, $0.009 per share per annum for the Series B Preferred Stock and $0.0352 per share per annum for the Series C Preferred Stock.

         1.7 "ORIGINAL ISSUE DATE" shall mean the date on which the first share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, is issued by the Company.


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         1.8 "ORIGINAL ISSUE PRICE" shall mean $0.10 per share for the Series A
Preferred Stock, $0.18 per share for the Series B Preferred Stock and $ 0.44 per share for the Series C Preferred Stock.

         1.9 "PERMITTED REPURCHASES" shall mean the repurchase by the Company of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Company or a subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Company has the option to repurchase such shares: (a) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (b) at any price pursuant to the Company's exercise of a right of first refusal to repurchase such shares.

         1.10 "PREFERRED STOCK" shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

         1.11 "SERIES A PREFERRED STOCK" shall mean the Series A Preferred Stock, $0.001 par value per share, of the Company.

         1.12 "SERIES B PREFERRED STOCK" shall mean the Series B Preferred Stock, $0.001 par value per share, of the Company.

         1.13 "SERIES C PREFERRED STOCK" shall mean the Series C Preferred Stock, $0.001 par value per share, of the Company.

         1.14 "SUBSIDIARY" shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

    2. DIVIDEND RIGHTS.

         2.1 Dividend Preference. In each calendar year, the holders of the then outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefor, noncumulative dividends at the annual Dividend Rate for each such series of Preferred Stock, prior and in preference to the payment of any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock during any calendar year unless (i) dividends in the total amount of the annual Dividend Rate for the Series A Preferred Stock shall have first been paid or declared and set apart for payment to the holders of the Series A Preferred Stock, (ii) dividends in the total amount of the annual Dividend Rate for the Series B Preferred Stock, shall have first been paid or declared and set apart for payment to the holders of the Series B Preferred Stock and (iii) dividends in the total amount of the Dividend Rate for the Series C Preferred Stock shall have first been paid or declared and set apart for payment to the holders of the Series C Preferred Stock, respectively, during that calendar year; provided, however, that this restriction shall not apply to Permitted Repurchases. Payments of any dividends to the holders of


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Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock
shall be paid pro rata, on an equal priority, pari passu basis according to their respective dividend preferences as set forth herein. Dividends on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock in the amount of the respective annual Dividend Rate for each such series or in any other amount in any calendar year or any fiscal year of the Company, whether or not the earnings of the Company in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

         2.2 Participation Rights. If, after dividends in the full preferential amounts specified in this Section 2 for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock have been paid or declared and set apart in any calendar year of the Company, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock, the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock held by such holder pursuant to
Section 6.

         2.3 Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

    3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Company's stockholders (the "AVAILABLE FUNDS AND ASSETS") shall be distributed to stockholders in the following manner:

         3.1 Liquidation Preferences. The holders of each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price for each such series of Preferred Stock, respectively, plus all declared but unpaid dividends thereon. If upon any liquidation, dissolution or winding up of the Company the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of their full preferential amounts described in this subsection, then all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pro rata, on an equal priority, pari passu basis, according to their respective liquidation preferences as set forth herein.

         3.2 Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pro rata according to the number of shares of Common Stock held by such holders, where, for this purpose, holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be deemed to hold (in lieu of their Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pursuant to Section 6.

         3.3 Merger or Sale of Assets. Each of the following shall each be deemed to be a liquidation, dissolution or winding up of the Company as those terms are used in this Section 3: (a) consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger; or (b) a sale of all or substantially all of the assets of the Company.

         3.4 Non-Cash Consideration. If any assets of the Company distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

            (a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

                (i) if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution;

                (ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and

                (iii) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

         (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

    4. REDEMPTION. The shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are nonredeemable.

    5. VOTING RIGHTS.

        5.1 Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

        5.2 Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 6 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

        5.3 General. Subject to the foregoing provisions of this
Section 5, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

        6. CONVERSION RIGHTS. The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

         6.1 Optional Conversion.


            (a) At the option of the holder thereof, each share of Preferred Stock shall be convertible, at any time or from time to time prior to the close of business on the business day before any date fixed for redemption of such share, into fully paid and nonassessable shares of Common Stock as provided herein.

            (b) Each holder of Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common


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

Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

         6.2 Automatic Conversion.


            (a) Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein:
(i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the aggregate public offering price (before deduction of underwriters' discounts and commissions) equals or exceeds $15,000,000 and the public offering price per share of which equals or exceeds $2.20 per share before deduction of underwriters' discounts and commissions (such price per share of Common Stock to be appropriately adjusted to reflect Common Stock Events (as defined in subsection 6.4); or (ii) upon the Company's receipt of the written consent of the holders of not less than two-thirds (2/3) of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock to the conversion of all then outstanding Preferred Stock under this Section 6.

            (b) Upon the occurrence of any event specified in subparagraph 6.2(a)(i) or (ii) above, the outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

         6.3 Conversion Price. Each share of Preferred Stock shall be convertible in accordance with subsection 6.1 or subsection 6.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the "CONVERSION PRICE"). The initial Conversion Price for the Series A Preferred Stock shall be two (2) times the Original Issue Price for the Series A Preferred Stock, the initial conversion price for the Series B Preferred Stock shall be two (2) times the Original Issue Price of the Series B Preferred Stock and the initial Conversion Price for the Series C Preferred Stock shall be two (2)


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times the Original Issue Price of the Series C Preferred Stock. The Conversion
Price of each series of Preferred Stock shall be subject to adjustment from time to time as provided below.

         6.4 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of the Series A Preferred Stock, the Conversion Price of the Series B Preferred Stock and the Conversion Price of the Series C Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (a) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (b) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock. The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "COMMON STOCK EVENT" shall mean (a) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (b) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (c) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

         6.5 Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

         6.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 6), then in any such event each holder of Series A Preferred Stock, Series B Preferred Stock or Series C

Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

         6.7 Sale of Shares Below Conversion Price.


            (a) Adjustment Formula. If at any time or from time to time after an Original Issue Date, the Company issues or sells, or is deemed by the provisions of this subsection 6.7 to have issued or sold, Additional Shares of Common Stock (as defined below), otherwise than in connection with a Common Stock Event as provided in subsection 6.4, a dividend or distribution as provided in subsection
6.5 or a recapitalization, reclassification or other change as provided in subsection 6.6, for an Effective Price (as defined below) that is less than the Conversion Price for such a series of Preferred Stock in effect immediately prior to such issue or sale, then, and in each such case, the Conversion Price for such series of Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

                (i) The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as defined below) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as defined below) by the Company for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

                (ii) The denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

            (b) Certain Definitions. For the purpose of making any adjustment required under this subsection:

                (i) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company, whether or not subsequently reacquired or retired by the Company, other than: (A) shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock; (B) the initial issuance of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock or (C) a cumulative total (since November 25, 1998) of 5,000,000 shares of Common Stock (and/or options, warrants or rights therefor) issued to employees, officers, or directors of, or contractors, consultants or advisers to, the Company or any Subsidiary pursuant to incentive agreements or plans approved by the Board of Directors of the Company (calculated net of any repurchases of such shares by the Company and net of any such expired or terminated options, warrants or rights and proportionally adjusted to reflect any subsequent Common Stock Event); (D) shares of the Company's Common Stock or Preferred Stock issued in connection with any stock split or stock dividend; (E) securities offered by the Company to the public pursuant to a registration Statement filed under the Securities Act of 1933, as amended; (F) a cumulative total (since the Company's inception) of 125,000 shares of the Company's Common Stock or Preferred Stock (and/or options or warrants thereof) issued or issuable to parties providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar financing (proportionally adjusted to reflect any subsequent Common Stock Event); or (G) securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or a series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity.

                (ii) The "Aggregate Consideration Received" by the Company for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company;
(B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

                (iii) "Convertible Securities" shall mean any indebtedness or shares of stock convertible into or exchangeable for Common Stock, including the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

                (iv) "Common Stock Equivalents" shall mean Convertible Securities and rights entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock without the payment of any consideration by such holder for such additional shares of Common Stock or Common Stock Equivalents.

                (v) "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold into the Aggregate Consideration Received for the issue of such Additional Shares of Common Stock.

                (vi) "Options" shall mean any warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

                (vii) "Rights" shall mean any right to subscribe for or purchase Common Stock or Convertible Securities.

            (c) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of the Preferred Stock required under this subsection 6.7, if the Company issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock, then the Company shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

                (i) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

                (ii) if the minimum amount of consideration payable to the Company upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

                (iii) if the minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights

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or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

         6.8 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder's address as shown in the Company's books.

         6.9 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.

         6.10 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         6.11 Notices. Any notice required by the provisions of this Section 6 to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

         6.12 No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.


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

    7.  RESTRICTIONS AND LIMITATIONS.

        7.1 Class Protective Provisions. So long as any shares of Preferred Stock remain outstanding, the Company shall not, without the approval, by vote or written consent, of the holders of a majority of the Preferred Stock then outstanding, voting as a single class:

            (a) amend its Certificate of Incorporation in any manner that would alter or change any of the rights, preferences, privileges or restrictions of the Preferred Stock;

            (b) amend its Certificate of Incorporation or Bylaws in any other manner that would adversely affect the rights, preferences and privileges of the Preferred Stock;

            (c) reclassify any outstanding shares of securities of the Company into shares having rights, preferences or privileges senior to or on a parity with the Preferred Stock; or

            (d) authorize or issue any other stock having rights or preferences senior to or on a parity with the Preferred Stock as to dividend rights or liquidation preferences.


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